CONTACT:	FOR IMMEDIATE RELEASE
Bryan R. McKeag	July 19, 2023
Executive Vice President
Chief Financial Officer
(563)589-1994
Bmckeag@htlf.com

Heartland Financial USA, Inc. (“HTLF”)
Announces Common Stock and Series E Preferred Stock Dividends

DENVER – July 19, 2023

Common Stock Dividend
Heartland Financial USA, Inc. (NASDAQ: HTLF), operating under the brand name HTLF, announced its Board of Directors approved a quarterly cash dividend on common stock of $0.30 per share. The dividend is payable on August 25, 2023, to stockholders of record at the close of business on August 11, 2023. As of June 30, 2023, there were 42,644,544 common shares outstanding listed on the NASDAQ Global Select Market under the symbol HTLF.

HTLF has increased or maintained its common stock dividend every quarter for more than 40 years.

Series E Preferred Stock Dividend
The Board of Directors also approved a dividend of $175 for Series E Preferred Stock (NASDAQ: HTLFP), which results in a dividend of $0.4375 per depositary share. The dividend is payable on October 16, 2023, to stockholders of record at the close of business on October 2, 2023.

About HTLF
Heartland Financial USA, Inc., is a Denver, Colorado-based bank holding company operating under the brand name HTLF, with assets of $20.2 billion as of March 31, 2023. HTLF’s banks serve communities in Arizona, California, Colorado, Illinois, Iowa, Kansas, Minnesota, Missouri, Montana, New Mexico, Texas and Wisconsin. HTLF is committed to its core commercial business, supported by a strong retail operation, and provides a diversified line of financial services including treasury management, wealth management, investments and residential mortgage. Additional information is available at www.htlf.com.

# # #